Exhibit 21.1

LIST OF SUBSIDIARIES

INTUITIVE MACHINES, INC.

Subsidiaries of Registrant as of December 31, 2024

Name of Subsidiary	Jurisdiction of Incorporation
Intuitive Machines, LLC	Delaware
Space Network Solutions, LLC	Delaware
IX, LLC	Delaware